EXHIBIT 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On September 3, 2014, Key Tronic Corporation (“Key Tronic,” the “Company”) acquired all of the outstanding stock of CDR Manufacturing, Inc. (d/b/a Ayrshire Electronics) (“Ayrshire”), resulting in Ayrshire becoming a wholly owned subsidiary of Key Tronic. The total cash payment of approximately $47.8 million, net of a preliminary working capital adjustment due from seller of $0.9 million, was funded through borrowings on the Company’s term loan, revolving line of credit, and cash on hand. The acquisition will be accounted for under the acquisition method of accounting, which requires the total acquisition cost to be allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. The excess of the acquisition cost over the amounts allocated to Aryshire’s net assets will be recognized as goodwill.
The following unaudited pro forma condensed combined statements of income have been prepared by the management of Key Tronic and have been developed by applying pro forma adjustments to the historical audited and unaudited consolidated financial statements of Key Tronic and Ayrshire. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma statements of income. Key Tronic’s audited historical financial statements are included in its Annual Report on Form 10-K for the year ended June 28, 2014, filed with the Securities and Exchange Commission (the “SEC”) on September 5, 2014, and audited historical financial statements of Ayrshire as of and for the year ended December 31, 2013 are included as Exhibit 99.1 to this Current Report on Form 8-K/A, and these pro forma financial statements should be read in conjunction with those financial statements. As the consolidated balance sheet of Key Tronic as of September 27, 2014, as filed on Form 10-Q with the SEC, includes the impact of the September 3, 2014 acquisition of Ayrshire, a pro forma balance sheet is not required.
The unaudited pro forma condensed combined statements of income are presented as if the consummation of the acquisition had occurred on June 30, 2013 (the first day of fiscal year 2014). Due to the fact that the end dates of Key Tronic’s and Ayrshire’s fiscal periods differ, and in order to present pro forma results for comparable periods, the unaudited pro forma condensed combined statements of income for the year ended June 28, 2014 is presented based upon Key Tronic’s audited results for its fiscal year ended June 28, 2014 and Ayrshire’s unaudited results for the twelve months ended June 30, 2014. The unaudited pro forma condensed combined statements of income for the quarter ended September 27, 2014 is presented based on Key Tronic’s unaudited first quarter ended September 27, 2014 results and Aryshire’s unaudited results for the period July 1, 2014 to September 2, 2014 when acquired by Key Tronic.
The unaudited pro forma condensed combined financial statements exclude the effects of non-recurring income statement impacts from the acquisition but include the related financing of the acquisition. The unaudited pro forma condensed combined statements of income are for illustrative purposes only and are not necessarily indicative of the operating results or financial condition that would have been achieved if the acquisition had been completed on the dates or for the periods presented, nor do they purport to project the results of operations of the combined entities for any future period or as of any future date. Actual amounts recorded subsequent to consummation of the acquisition and upon completion of the allocation of consideration transferred will likely differ from those recorded in the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not include any adjustments for expected future incremental operating income as a result of synergies. The Company’s management believes that all adjustments have been made that are necessary to fairly present the pro forma information in accordance with current SEC requirements.

KEY TRONIC CORPORATION AND SUBSIDIARIES
PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
FOR THE YEAR ENDED JUNE 28, 2014
(Unaudited)
(In thousands, except per share amounts)

	Key Tronic	Ayrshire	Pro Forma Adjustments		Total Pro Forma Combined
Net sales	$305,394	$125,880	$—		$431,274
Cost of sales	278,540	105,279	69	(b)	383,888
Gross profit	26,854	20,601	(69)		47,386
Research, development and engineering expenses	5,586	—	—		5,586
Selling, general and administrative expenses	11,964	15,670	701	(a)/(b)/(e)	28,335
Total operating expenses	17,550	15,670	701		33,921
Operating income	9,304	4,931	(770)		13,465
Interest expense, net	81	559	575	(c)/(d)	1,215
Income before income taxes	9,223	4,372	(1,345)		12,250
Income tax provision	1,610	1,574	(484)	(f)	2,700
Net income	$7,613	$2,798	$(861)		$9,550
Net income per share — Basic	$0.72	$—	$—		$0.91
Weighted average shares outstanding — Basic	10,528	—	—		10,528
Net income per share — Diluted	$0.67	$—	$—		$0.84
Weighted average shares outstanding — Diluted	11,358	—	—		11,358
See accompanying notes to these unaudited condensed combined financial statements.

Description of Pro Forma Adjustments
Pro Forma Condensed Combined Statement of Income
For the Year Ended June 28, 2014
(in thousands)

(a)
Additional amortization expense ($857) on an accelerated basis over the estimated useful life for customer relationships, and a straight line basis using a 4-7 year life for favorable leases and 3 year life for non-compete agreements based on a preliminary fair value determination.

(b)
Incremental depreciation expense resulting from the incremental increase in Ayrshire property, plant and equipment based on a preliminary market value determination ($69 in cost of goods sold and $9 in selling, general, and administrative). Assumed 28 year life for building and an average 5 year life for machinery, equipment, furniture and fixtures on a straight line basis.

(c)	Estimated interest expense from the borrowings on the term loan and revolving line of credit ($1,134) to finance the acquisition.

(d)	The elimination of pre-existing interest expense on Ayrshire’s debt which was not assumed by Key Tronic ($559).

(e)	Ayrshire nonrecurring transaction related costs associated with the acquisition ($165) are eliminated.

(f)
Key Tronic’s estimated combined effective tax rate of 36% was used to estimate tax expense on the above adjustments. The combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Key Tronic and Ayrshire filed consolidated returns for the period presented.

KEY TRONIC CORPORATION AND SUBSIDIARIES
PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED SEPTEMBER 27, 2014
(Unaudited)
(In thousands, except per share amounts)

	Key Tronic (i)	Ayrshire (j)	Pro Forma Adjustments		Total Pro Forma Combined
Net sales	$86,342	$23,478	$—		$109,820
Cost of sales	82,104	19,573	36	(b)	101,713
Gross profit	4,238	3,905	(36)		8,107
Research, development and engineering expenses	1,336	—	—		1,336
Selling, general and administrative expenses	4,607	4,367	(2,285)	(a)/(b)/(e)/(f)	6,689
Total operating expenses	5,943	4,367	(2,285)		8,025
Operating (loss) income	(1,705)	(462)	2,249		82
Other income, net	—	(2,531)	2,530	(g)	(1)
Interest expense, net	189	81	148	(c)/(d)	418
(Loss) income before income taxes	(1,894)	1,988	(429)		(335)
Income tax (benefit) provision	(371)	716	(154)	(h)	191
Net (loss) income	$(1,523)	$1,272	$(275)		$(526)
Net (loss) income per share — Basic	$(0.14)	$—	$—		$(0.05)
Weighted average shares outstanding — Basic	10,548	—	—		10,548
Net loss per share — Diluted	$(0.14)	$—	$—		$(0.05)
Weighted average shares outstanding — Diluted	10,548	—	—		10,548
See accompanying notes to these unaudited condensed combined financial statements.

Description of Pro Forma Adjustments
Pro Forma Condensed Combined Statement of Income
For the Three Months Ended September 27, 2014
(in thousands)

(a)
Additional amortization expense ($214) on an accelerated basis over the estimated useful life for customer relationships, and a straight line basis using a 4-7 year life for favorable leases and 3 year life for non-compete agreements based on a preliminary fair value determination.

(b)
Incremental depreciation expense resulting from the incremental increase in Ayrshire property, plant and equipment based on a preliminary market value determination ($36 in cost of goods sold and $3 in selling, general, and administrative). Assumed 28 year life for building and an average 5 year life for machinery, equipment, furniture and fixtures on a straight line basis.

(c)	Estimated interest expense from the borrowings on the term loan and revolving line of credit ($229) to finance the acquisition.

(d)	The elimination of pre-existing interest expense on Ayrshire’s debt which was not assumed by Key Tronic ($81).

(e)	Key Tronic and Ayrshire nonrecurring transaction related costs associated with the acquisition ($788) are eliminated.

(f)	Nonrecurring pre-closing expenses related to management stay bonuses ($1,714) paid by Ayrshire prior to closing are eliminated.

(g)
Nonrecurring gain on sale of real estate in Arkansas ($2,547) that Key Tronic did not acquire is eliminated. Nonrecurring loss on sale of insurance policy ($17) is eliminated. Both payments were a condition of the acquisition.

(h)
Key Tronic’s estimated combined effective tax rate of 36% was used to estimate tax expense on the above adjustments. The combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Key Tronic and Ayrshire filed consolidated returns for the period presented.

(i)	Key Tronic includes the post-acquisition results of Ayrshire, which is for the period from September 3, 2014 to September 27, 2014.

(j)	Ayrshire includes its pre-acquisition results of its operations, which is for the period from July 1, 2014 to September 2, 2014.

NOTES TO THE PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1. Conforming Periods
Key Tronic’s fiscal year end was June 28, 2014 while Ayrshire’s fiscal year end was December 31, 2013. The latest interim period for Key Tronic is its first quarter ended September 27, 2014, while Ayrshire’s latest interim period is for the period July 1, 2014 through September 2, 2014. In order for the unaudited fiscal year pro forma results of Ayrshire to be comparative to the audited fiscal year results of Key Tronic, the unaudited pro forma condensed combined statement of income for the year ended June 28, 2014, is presented based on Key Tronic’s audited results for the fiscal year ended June 28, 2014 and Ayrshire’s unaudited results for the twelve months ended June 30, 2014. In order for the unaudited interim pro forma results of Ayrshire to be comparative to the unaudited interim pro forma results of Key Tronic, the unaudited interim results of Ayrshire reflect its operations for the period July 1, 2014 through September 2, 2014.
Note 2. Basis of Presentation
The unaudited pro forma condensed combined financial statements have been prepared using the historical consolidated financial statements of Key Tronic and Ayrshire with the acquisition accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805-10. All dollar amounts are in thousands.
Note 3. Significant Accounting Policies
The unaudited pro forma condensed combined financial statements of Key Tronic do not assume any differences in accounting policies between Key Tronic and Ayrshire. At this time, Key Tronic is not aware of any differences that would have a material impact on the unaudited pro forma condensed combined financial statements.
Certain reclassifications have been made to the historical presentation of the Ayrshire financial statements to conform to the presentation used in the Company’s condensed consolidated financial statements and the unaudited pro forma financial information.
Note 4. Acquisition Costs
Key Tronic’s financial results for the three months ended September 27, 2014 include $775 of expenses related to the acquisition. Aryshire’s financial results included $165 and $13 of expenses related to the acquisition for fiscal year 2014 and for the period July 1, 2014 through September 2, 2014, respectively. These costs have been eliminated in the pro forma adjustments as these expenses will not have a continuing impact. These costs included fees for legal, accounting, financial advisory, due diligence, tax, valuation, and other various services necessary to complete the acquisition. In accordance with ASC 805-10, these fees were expensed as incurred.
Note 5. Preliminary Purchase Price Allocation
The Company’s acquisition of Ayrshire was accounted for as a purchase on September 3, 2014. Assets and liabilities have been recorded at estimated fair value based on the following preliminary allocation of the purchase price. Intangible assets with finite lives totaling $5,970 will be amortized over their useful lives of 3 to 10 years, while goodwill of $7,991 will not be amortized. The final allocation of the purchase price, which the Company expects to complete as soon as practical, may differ from the amounts included in these financial statements. Management does not expect the adjustments resulting from the final purchase price allocation, if any, to have a material effect on the Company's pro forma results of operations.

The following table is an estimate of the purchase price for Ayrshire and the preliminary purchase price allocation (in thousands):

Estimated Fair Values
At September 3, 2014
Purchase price paid	$47,809
Cash acquired	(46)
Purchase price, net of cash received	$47,763

Cash	$46
Accounts Receivable	21,211
Inventories	21,772
Other Current Assets	2,346
Property, plant and equipment	7,823
Favorable Leases	2,941
Customer Relationships	2,833
Non-Compete Agreements	196
Goodwill	7,991
Other Assets	42
Accounts Payable	(11,070)
Accrued Salaries and Wages	(2,188)
Other Current Liabilities	(2,408)
Deferred Tax Liability, net	(3,726)
Fair value of Assets Acquired	$47,809

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEY TRONIC CORPORATION (Registrant)
Date: November 17, 2014

	By:	/s/ Ronald F. Klawitter
Ronald F. Klawitter, Executive Vice President of Administration, CFO and Treasurer